Exhibit 99.1

FOR IMMEDIATE RELEASE
E.DIGITAL PROVIDES FURTHER LITIGATION UPDATE

(SAN DIEGO, CA, – April 6, 2009) – e.Digital Corporation (OTC: EDIG), a leading technology innovator of dedicated portable entertainment systems and patented flash memory-related technology, today summarized further court action related to business litigation between the Company and digEcor, Inc.

On April 2, 2009, the U.S. District Court for the District of Utah issued a ruling on most of the remaining issues in the Cross-Motions for Summary Judgment pending in the lawsuit brought by digEcor against e.Digital.

The Court first denied digEcor's motion for judgment on its claim for breach of the implied covenant of good faith and fair dealing, ruling that "as a matter of law e.Digital had no implied duty to refrain from competing with digEcor while the digEplayer 5500s were not yet delivered."

The Court then ruled on e.Digital's motion for summary judgment to dismiss digEcor's three claims for unfair competition.  The Court denied the motion as to two of those claims, but granted it on one, dismissing digEcor's claim for unfair competition under a Utah State law.

Finally, the Court denied digEcor's motion for judgment on e.Digital's two affirmative counterclaims.  As a result of this ruling, e.Digital maintains its claims against digEcor for defamation and tortious interference with economic relations, and will attempt to prove these claims at trial.  The Court also denied all of digEcor’s motions to strike various e.Digital declarations and submissions.

The Court is still considering the question of whether digEcor's alleged damages in its claim for breach of the Digital Rights Management Agreement between the parties are prohibited, or are limited to $25,000, under a remedy limitation provision in that agreement.  The Court has requested additional briefing on that issue.  The case is scheduled for trial beginning May 4, 2009 on all remaining issues.

About e.Digital Corporation:  e.Digital is a leading innovator of dedicated portable entertainment systems. e.Digital also owns and is pursuing the monetization of its Flash-R™ portfolio of flash memory-related patents. e.Digital was the first company to employ and patent important aspects of the use of removable flash memory in portable recording devices. For more information about e.Digital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development, expected future developments and other factors that we believe are appropriate under the circumstances. These forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the Company operates. Actual outcomes and results may differ materially from what is expressed or implied by the forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update these or any forward-looking statements, except as otherwise specifically stated by it.

CONTACT:  e.Digital Corporation: Robert Putnam, (858) 304-3016 ext. 205, rputnam@edigital.com